Exhibit 5.6

Goodrich, Riquelme y Asociados

Paseo de la Reforma 265, piso 19

06500 México, D.F.

Tel.: 52 55 5533 0040 ext. 145

Fax: 52 55 5525 1227

e-mail: ponischm@goodrichriquelme.com

Intertape Woven Products Services, S.A. de C.V.

Intertape Woven Products, S.A. de C.V.

c/o Intertape Polymer Group Inc.

110 E. Montee De Liesse

St., Laurent, Quebec

Canada H4T 1N4

Mexico City, October 22, 2004

Re:	U.S. $125,000,000 aggregate principal amount of

8½% Senior Subordinated Notes due 2014 of Intertape Polymer US Inc.

Ladies and Gentlemen:

We have acted as special counsel to Intertape Woven Products Services, S.A. de C.V., a Mexican corporation (“IWP Services”), and Intertape Woven Products, S.A. de C.V., a Mexican corporation (“IWP”), both 99% owned by Spuntech Fabrics Inc. and 1% owned by Intertape Polymer Inc., both companies organized under the laws of Canada (“Parents”), in connection with the issuance and exchange (the “Exchange Offer”) of up to U.S. $125,000,000 aggregate principal amount of the 8½% Senior Subordinated Notes due 2014 (the “Exchange Notes”), to be issued by Intertape Polymer US Inc., a Delaware corporation related to the Parents (the “Company”), for an equal principal amount of the Company’s 8½% Senior Subordinated Notes due 2014 outstanding on the date hereof (the “Private Notes”). The Exchange Notes will be issued pursuant to the Indenture, dated as of July 28, 2004 (the “Indenture”), by and among the Company, as issuer, the guarantors named therein (the “Guarantors”) and Wilmington Trust Company, as trustee (the “Trustee”). The Private Notes are, and the Exchange Notes will be, guaranteed (each, a “Guarantee”) on a joint and several basis by the Guarantors, including IWP Services and IWP.

In rendering this opinion, we have examined such documents and records ruled by Mexican law, including originals or copies certified or otherwise identified to our satisfaction, and matters of law as we have deemed necessary for purposes of this opinion. We have assumed the authenticity of all documents, as well as the genuineness of all signatures on those documents. Based upon the foregoing and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that:

(1) IWP Services is a company duly organized, validly existing and in good standing under the laws of Mexico.

(2) IWP is a company duly organized, validly existing and in good standing under the laws of Mexico.

(3) IWP and IWP Services have duly authorized the execution, delivery and performance of the Senior Subordinated Guarantee in accordance with Section 10.02. and Exhibit F of the Indenture.

Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the laws of Mexico. We express no opinion with respect to the law any other jurisdictions.

We hereby consent to the filing of this opinion as Exhibit 5.6 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ JORGE A. SANCHEZ DAVILA
Jorge A. Sánchez Dávila